EXHIBIT 4.7


                          FIRST SUPPLEMENTAL INDENTURE

                           dated as of August 17, 1998

                                     between

                               INSILCO HOLDING CO.

                                       and

                                STAR BANK, N.A.,

                                   as Trustee

                                 with respect to

            Series A and Series B 14% Senior Discount Notes due 2008


         THIS FIRST SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), entered into as of August 17, 1998, between Insilco Holding Co., a Delaware corporation ("Holdings") and Star Bank, N.A., as trustee (the "Trustee").

                                    RECITALS

         WHEREAS, Silkworm Acquisition Corp., a Delaware corporation ("Silkworm"), and the Trustee entered into the Indenture, dated as of August 17, 1998 (as amended from time to time, the "Indenture"), relating to Silkworm's Series A and Series B 14% Senior Discount Notes due 2008 (the "Senior Discount Notes");

         WHEREAS, Silkworm has merged with and into Holdings as contemplated by the Indenture (the "Merger").

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties hereto hereby agree as follows:

         Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

         Section 2. Holdings hereby acknowledges and agrees with the Trustee that, by virtue of the Merger and by operation of law it has succeeded to, and is substituted for (so that from and after the Merger, the provisions of the Indenture referring to the "Issuer" shall refer to Holdings), and may exercise each and every right and power of Silkworm under the Indenture with the same effect as if Holdings had been named as the Issuer in the Indenture and has assumed all of the liabilities and obligations of Silkworm under the Indenture and the Senior Discount Notes in accordance with Article 5 of the Indenture.

         Section 3. Pursuant to Section 9.05 of the Indenture, Holdings shall issue in exchange for all outstanding Senior Discount Notes of Silkworm and the Trustee shall authenticate new Senior Discount Notes that reflect this Supplemental Indenture in exchange for all outstanding Senior Discount Notes of Silkworm.

         Section 4. This Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York.

         Section 5. This Supplemental Indenture may be signed in various counterparts which together shall constitute one and the same instrument.

         Section 6. This Supplemental Indenture is an amendment supplemental to the Indenture and said Indenture and this Supplemental Indenture shall henceforth be read together.


         IN WITNESS WHEREOF, the parties have duly executed and delivered this Supplemental Indenture or have caused this Supplemental Indenture to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.

                                            INSILCO HOLDING CO.

                                            By: __________________________
                                                Name:
                                                Title:

                                            STAR BANK, N.A.,
                                                as Trustee

                                            By: __________________________
                                                Name:
                                                Title: